SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
________________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 12, 2015
World Wrestling Entertainment, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-16131	04-2693383

(State or other jurisdiction	(Commission File Number)	(IRS Employer Identification No.)
of incorporation)

1241 East Main Street, Stamford, CT	06902

(Address of principal executive offices)	(Zip code)

Registrant’s telephone number, including area code: (203) 352-8600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2.):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(e)    Effective March 12, 2015, the Company entered into a Performance Stock, Retention and Non-Competition Agreement (the “Agreements”) with each of Michelle D. Wilson, Chief Revenue & Marketing Officer, George A. Barrios, Chief Strategy & Financial Officer, and Kevin Dunn, Executive Producer & Chief, Global Television Production. The development and launch of WWE Network and the renegotiation of principal television agreements in several key markets around the world have brought about a significant transformation at the Company. While more work is required, important strides have been made. The Agreements were approved in recognition of these Executive’s efforts, as well as the need to continue such efforts, which will require a significant commitment by the executives over and above their regular management duties. The Agreements provide for special grants of 174,095 (at target) performance share units (PSUs) under the Company’s Amended and Restated 2007 Omnibus Incentive Plan (the “Plan”). The target number of PSUs was calculated based on $2.5 million of value at the closing price of $14.36 per share on the date of approval by the Compensation Committee, February 12, 2015. These PSUs become earned based on the Company’s performance during 2015, using the same three tests (Revenue, OIBDA and Strategic Goals) as used for PSUs granted to other executive officers in 2015. The actual number of PSUs earned based on performance can range between 18% of target (at threshold for either Strategic Goal Score or Revenue Test (but not both)) and 200% (for above superior performance on all three tests), or will be forfeited altogether for performance below threshold for all three tests. At a performance level well in excess of target (e.g., more than 180%), the number of performance-adjusted PSUs earned could exceed available shares under the Plan, in which case payment of such excess PSUs would be conditioned on stockholder approval of a new Omnibus Incentive Plan (or new shares for the current Plan) at the 2016 Annual Meeting. If at least one of the threshold performance criteria is satisfied, the PSUs will thereafter begin to accrue dividends and vest in three annual tranches of 20%, 30% and 50% beginning in July 2016, which we believe will strengthen the retention feature of these grants. In the event of involuntary termination without cause after the performance period, the next succeeding tranche of performance-adjusted PSUs will vest. All other PSUs are forfeited upon termination.
In connection with these awards, the executives receiving the awards agreed to non-competition covenants and covenants prohibiting the solicitation of Company employees and/or business partners, each of which covenant continues for a period of 12 months post-employment. Each executive also reiterates his or her non-disclosure obligations, which covenants continue indefinitely. Any breach of the non-competition, non-solicitation or non-disclosure obligations would result in a clawback of the PSUs or proceeds therefrom without limiting any other remedies the Company would have at law.
Each Agreement provides that an additional grant of PSUs to the executive, also with a target value of $2.5 million (using the closing stock price on or about the date of grant), shall be made by the Compensation Committee in February 2016 subject to the approval by stockholders of a new Omnibus Incentive Plan (or new shares for the current Plan) at the 2016 Annual Meeting. This 2016 grant will use performance metrics to be set at that time. Otherwise, the 2016 grant will be on substantially similar terms to the 2015 PSUs described above.
The description of the form of Agreement herein is a brief summary of its substance and is not a complete discussion. Accordingly, the foregoing is qualified in its entirety by reference to the full text of the form of Agreement, which is incorporated herein by reference.

Item 9.01    Financial Statements and Exhibits.

Exhibit 10.9A     Form of Performance Stock, Retention and Non-Competition Agreement for Michelle D. Wilson, George A. Barrios and Kevin Dunn.*

*Indicates management contact or compensatory plan or arrangement.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WORLD WRESTLING ENTERTAINMENT, INC.

By:	/s/ Vincent K. McMahon
Vincent K. McMahon Chairman and Chief Executive Officer

Dated: March 12, 2015